As filed with the Securities and Exchange Commission on May 21, 2018

Registration No. 333-212646

Registration No. 333-213115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENTS
TO

FORM S-8

REGISTRATION STATEMENTS
UNDER THE

SECURITIES ACT OF 1933

COMMERCEHUB, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-1001640
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Fuller Road, 6th Floor Albany, NY	12203
(Address of Principal Executive Offices)	(Zip Code)

CommerceHub, Inc. Legacy Stock Appreciation Rights Plan
CommerceHub, Inc. Legacy Stock Option Plan
CommerceHub, Inc. 2016 Employee Stock Purchase Plan

CommerceHub, Inc. Transitional Stock Adjustment Plan

CommerceHub, Inc. 2016 Omnibus Incentive Plan
(Full Title of the Plans)

Douglas Wolfson, Esq.
General Counsel and Secretary
CommerceHub, Inc.
201 Fuller Road, 6th Floor
Albany, New York 12203
(518) 810-0700

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of CommerceHub, Inc. (the “Company”), each pertaining to the registration of the shares of the Company’s Series A common stock, par value $0.01 per share (“Series A Common Stock”), Series B common stock, par value $0.01 per share (“Series B Common Stock”), and Series C common stock, par value $0,01 per share (“Series C Common Stock”), offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-212646	July 22, 2016	CommerceHub, Inc. Legacy Stock Appreciation Rights Plan (Series C Common Stock)	5,734,906
	July 22, 2016	CommerceHub, Inc. Legacy Stock Option Plan (Series C Common Stock)	76,244
	July 22, 2016	CommerceHub, Inc. 2016 Employee Stock Purchase Plan (Series C Common Stock)	900,000
333-213115	August 12, 2016	CommerceHub, Inc. Transitional Stock Adjustment Plan (Series A Common Stock)	344,990
	August 12, 2016	CommerceHub, Inc. Transitional Stock Adjustment Plan (Series B Common Stock)	172,882
	August 12, 2016	CommerceHub, Inc. Transitional Stock Adjustment Plan (Series C Common Stock)	1,033,911
	August 12, 2016	CommerceHub, Inc. 2016 Omnibus Incentive Plan (Series C Common Stock)	4,000,000

On May 21, 2018, pursuant to an Agreement and Plan of Merger, dated as of March 5, 2018, by and among the Company, Great Dane Parent, LLC, a Delaware limited liability company (“Parent”), and Great Dane Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a direct, wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of Common Stock and any other of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Albany, State of New York, on this 21 of May, 2018.

COMMERCEHUB, INC.

By:	/s/ Douglas Wolfson
Name:	Douglas Wolfson
Title:	General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.